F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 4
F O U R T H
Q U A R T E R
E A R N I N G S
Q 4  |  2 0 2 4

January 28, 2025
First Busey Corporation Announces 2024 Fourth Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Net Income of $28.1 million
Diluted EPS of $0.49

FOURTH QUARTER 2024 HIGHLIGHTS
•Adjusted net income1 of $30.7 million, or $0.53 per diluted common share
•Adjusted noninterest income1 of $35.4 million, or 30.3% of total revenue
•Record high quarterly and annual revenue of $17.0 million and $65.0 million, respectively, for the Wealth Management segment
•Tangible book value per common share1 of $17.88 at December 31, 2024, compared to $16.62 at December 31, 2023, a year-over-year increase of 7.6%
•Tangible common equity1 increased to 8.76% of tangible assets at December 31, 2024, compared to 7.75% at December 31, 2023
•Received stockholder approvals for the CrossFirst Bankshares, Inc. merger in December 2024, followed by remaining requisite regulatory approvals in January 2025
For additional information, please refer to the 4Q24 Earnings Investor Presentation.
MESSAGE FROM OUR CHAIRMAN & CEO
Fourth Quarter Financial Results
Net income for First Busey Corporation (“Busey,” “Company,” “we,” “us,” or “our”) was $28.1 million for the fourth quarter of 2024, or $0.49 per diluted common share, compared to $32.0 million, or $0.55 per diluted common share, for the third quarter of 2024, and $25.7 million, or $0.46 per diluted common share, for the fourth quarter of 2023. Adjusted net income1, which excludes the impact of acquisition and restructuring expenses, was $30.7 million, or $0.53 per diluted common share, for the fourth quarter of 2024, compared to $33.5 million, or $0.58 per diluted common share, for the third quarter of 2024 and $29.1 million or $0.52 per diluted common share for the fourth quarter of 2023. Annualized return on average assets and annualized return on average tangible common equity1 were 0.93% and 10.86%, respectively, for the fourth quarter of 2024. Annualized adjusted return on average assets1 and annualized adjusted return on average tangible common equity1 were 1.01% and 11.87%, respectively, for the fourth quarter of 2024.
Taking into account our fourth quarter results, full year 2024 net income and adjusted net income1 were $113.7 million, or $1.98 per diluted common share, and $119.8 million, or $2.08 per diluted common share, respectively. Return on average assets and adjusted return on average assets1 were 0.94% and 0.99%, respectively. Return on average tangible common equity1 and adjusted return on average tangible common equity1 were 11.65% and 12.28%, respectively.
Full year 2024 net income and adjusted net income1 include $6.1 million of net securities losses and $7.7 million in gains on the sale of mortgage servicing rights. Net income and adjusted net income1 for 2024 were further impacted by a one-time deferred tax valuation adjustment of $1.4 million resulting from a change to our Illinois apportionment rate due to recently enacted regulations. Excluding the tax-effected impact of these items, further adjusted net income1 would have been $120.0 million, equating to adjusted diluted earnings per common share1 of $2.09.
First Busey Corporation (BUSE) | 2024 Q4 — 2

Pre-provision net revenue1 was $38.8 million for the fourth quarter of 2024, compared to $41.7 million for the third quarter of 2024 and $32.9 million for the fourth quarter of 2023. Pre-provision net revenue to average assets1 was 1.28% for the fourth quarter of 2024, compared to 1.38% for the third quarter of 2024, and 1.06% for the fourth quarter of 2023. Adjusted pre-provision net revenue1 was $42.0 million for the fourth quarter of 2024, compared to $44.1 million for the third quarter of 2024 and $40.2 million for the fourth quarter of 2023. Adjusted pre-provision net revenue to average assets1 was 1.38% for the fourth quarter of 2024, compared to 1.46% for the third quarter of 2024 and 1.30% for the fourth quarter of 2023.
Taking into account our fourth quarter results, full year 2024 pre-provision net revenue1 and adjusted pre-provision net revenue1 were $168.0 million and $167.3 million, respectively. Pre-provision net revenue to average assets1 and adjusted pre-provision net revenue to average assets1 were each 1.39%.
Our fee-based businesses continue to add revenue diversification. Total noninterest income was $35.2 million for the fourth quarter of 2024, compared to $35.8 million for the third quarter of 2024 and $31.3 million for the fourth quarter of 2023. Fourth quarter results included $0.2 million in net securities losses. Adjusted noninterest income1 was $35.4 million, or 30.3% of operating revenue1, during the fourth quarter of 2024, compared to $35.0 million, or 29.8% of operating revenue1, for the third quarter of 2024 and $30.5 million, or 28.3% of operating revenue1, for the fourth quarter of 2023. Wealth management fees and wealth management referral income included in other noninterest income contributed $17.0 million and payment technology solutions contributed $5.1 million to our consolidated noninterest income for the fourth quarter of 2024, representing 62.3% of adjusted noninterest income1 on a combined basis.
For the full year 2024, total noninterest income was $139.7 million. Wealth management fees and wealth management referral income included in other noninterest income contributed $65.0 million and payment technology solutions contributed $22.0 million to our consolidated noninterest income for 2024, representing 63.0% of adjusted noninterest income1 on a combined basis.
Busey views certain non-operating items, including acquisition-related expenses and restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). Non-operating pretax adjustments for acquisition and restructuring expenses1 were $3.6 million in the fourth quarter of 2024. Busey believes that its non-GAAP measures (which are identified with the endnote labeled as 1) facilitate the assessment of its financial results and peer comparability. For more information and a reconciliation of these non-GAAP measures in tabular form, see "Non-GAAP Financial Information" beginning on page 16.
We remain focused on prudently managing our expense base and operating efficiency in the current operating environment. Noninterest expense was $78.2 million in the fourth quarter of 2024, compared to $75.9 million in the third quarter of 2024 and $75.0 million in the fourth quarter of 2023. Adjusted core expense1, which excludes the amortization of intangible assets and new markets tax credits, acquisition and restructuring expenses, and the provision for unfunded commitments, was $72.6 million in the fourth quarter of 2024, compared to $71.0 million in the third quarter of 2024 and $65.2 million in the fourth quarter of 2023. The year-over-year comparable period growth in adjusted core expense can be attributed primarily to the acquisition of Merchants and Manufacturers Bank Corporation (“M&M”) and general inflationary pressures on compensation and benefits and to a lesser extent certain other expense categories.
Quarterly pre-tax expense synergies resulting from our acquisition of M&M are anticipated to be $1.6 million to $1.7 million per quarter when fully realized. Quarterly run-rate savings are projected to be achieved by the first quarter of 2025. During the fourth quarter of 2024, we achieved approximately 86% of the full quarterly savings.
First Busey Corporation (BUSE) | 2024 Q4 — 3

Planned Partnership with CrossFirst
On August 26, 2024, Busey and CrossFirst Bankshares, Inc. (“CrossFirst”) entered into an agreement and plan of merger (the “merger agreement”) pursuant to which CrossFirst will merge with and into Busey (the “merger”) and CrossFirst’s wholly-owned subsidiary, CrossFirst Bank, will merge with and into Busey Bank. This partnership will create a premier commercial bank in the Midwest, Southwest, and Florida, with 77 full-service locations across 10 states—Arizona, Colorado, Florida, Illinois, Indiana, Kansas, Missouri, New Mexico, Oklahoma, and Texas—and approximately $20 billion in combined assets, $17 billion in total deposits, $14 billion in total loans, and $14 billion in wealth assets under care.
Under the terms of the merger agreement, CrossFirst stockholders will have the right to receive for each share of CrossFirst common stock 0.6675 of a share of Busey’s common stock. Upon completion of the transaction, Busey’s stockholders will own approximately 63.5% of the combined company and CrossFirst’s stockholders will own approximately 36.5% of the combined company, on a fully-diluted basis. Busey common stock will continue to trade on the Nasdaq under the “BUSE” stock ticker symbol.
On December 20, 2024, Busey and CrossFirst stockholders voted to approve the merger. On January 16, 2025, Busey received regulatory approval from the Board of Governors of the Federal Reserve System for the merger. Busey and CrossFirst intend to close the merger on March 1, 2025, subject to the satisfaction of the remaining customary closing conditions. The transaction has also been approved by the Illinois Department of Financial and Professional Regulation and the Kansas Office of the State Bank Commissioner. The combined holding company will continue to operate under the First Busey Corporation name and the combined bank will operate under the Busey Bank name. It is anticipated that CrossFirst Bank will merge with and into Busey Bank in mid-2025. At the time of the bank merger, CrossFirst Bank locations will become banking centers of Busey Bank. In connection with this merger, Busey incurred one-time pretax acquisition-related expenses of $2.4 million during the fourth quarter of 2024 and $3.9 million for the full year.
For further details on the merger, see Busey’s Current Report on Form 8‑K announcing the merger, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 27, 2024.
Busey’s Conservative Banking Strategy
Busey’s financial strength is built on a long-term conservative operating approach. That focus will not change now or in the future.
The quality of our core deposit franchise is a critical value driver of our institution. Our granular deposit base continues to position us well, with core deposits1 representing 96.5% of our deposits as of December 31, 2024. Our retail deposit base was comprised of more than 251,000 accounts with an average balance of $22 thousand and an average tenure of 16.9 years as of December 31, 2024. Our commercial deposit base was comprised of more than 32,000 accounts with an average balance of $98 thousand and an average tenure of 12.8 years as of December 31, 2024. We estimate that 30% of our deposits were uninsured and uncollateralized2 as of December 31, 2024, and we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
Asset quality remains strong by both Busey’s historical and current industry trends. Non-performing assets increased to $23.3 million during the fourth quarter of 2024, representing 0.19% of total assets. The increase relates to one Commercial Real Estate loan that was classified in the fourth quarter of 2023 and was moved to non-accrual during the fourth quarter of 2024. This loan carries a remaining balance of $15.0 million following a $3.0 million charge-off in the fourth quarter of 2024. Busey’s results for the fourth quarter of 2024 include a $1.3 million provision expense for credit losses and a $0.5 million provision release for unfunded commitments. The allowance for credit losses was $83.4 million as of December 31, 2024, representing 1.08% of total portfolio loans outstanding, and providing coverage of 3.59 times our non-performing loan balance. Including the charge-off for the Commercial Real Estate loan mentioned above, Busey’s net charge-offs totaled $2.9 million for the fourth quarter of 2024. As of December 31, 2024, our commercial real estate loan portfolio of investor-owned office properties within Central Business District3 areas was minimal at $2.0 million. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
First Busey Corporation (BUSE) | 2024 Q4 — 4

The strength of our balance sheet is also reflected in our capital foundation. In the fourth quarter of 2024, our Common Equity Tier 1 ratio4 was 14.10% and our Total Capital to Risk Weighted Assets ratio4 was 18.53%. Our regulatory capital ratios continue to provide a buffer of more than $610 million above levels required to be designated well-capitalized. Our Tangible Common Equity ratio1 was 8.76% during the fourth quarter of 2024, compared to 8.96% for the third quarter of 2024 and 7.75% for the fourth quarter of 2023. Busey’s tangible book value per common share1 was $17.88 at December 31, 2024, compared to $18.19 at September 30, 2024, and $16.62 at December 31, 2023, reflecting a 7.6% year-over-year increase. During the fourth quarter of 2024, we paid a common share dividend of $0.24.
Community Banking
In the last two months of 2024, Busey offered a new, short-term Express Microloan product, created to help small businesses thrive. With a competitive 4.99% fixed interest rate, flexible terms and loans of up to $10,000, existing Busey customers with business checking accounts were invited to apply—allowing them to manage expenses, refinance debt, invest in new opportunities, and enhance operations. Busey originated more than 100 Express Microloans in 60-days, meeting the needs of our small business customers.
As we reflect back on 2024 and look ahead to 2025, we feel confident that we are well positioned to produce quality growth and profitability. The pending CrossFirst transaction fits with our acquisition strategy and we are excited to welcome our CrossFirst colleagues into the Busey family. We are grateful for the opportunities to consistently earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal stockholders.

Van A. Dukeman
Chairman and Chief Executive Officer
First Busey Corporation
First Busey Corporation (BUSE) | 2024 Q4 — 5

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
EARNINGS & PER SHARE AMOUNTS
Net income	$28,105	$32,004	$25,749	$113,691	$122,565
Diluted earnings per common share	0.49	0.55	0.46	1.98	2.18
Cash dividends paid per share	0.24	0.24	0.24	0.96	0.96
Pre-provision net revenue[1,2]	38,828	41,744	32,909	167,996	158,502
Operating revenue[2]	116,995	117,688	107,888	460,671	444,034

Net income by operating segment:
Banking	30,856	33,221	25,164	117,266	123,853
FirsTech	(723)	(61)	325	(670)	830
Wealth Management	5,853	5,618	4,233	22,030	18,804

AVERAGE BALANCES
Cash and cash equivalents	$776,572	$502,127	$608,647	$555,281	$330,952
Investment securities	2,597,309	2,666,269	2,995,223	2,726,488	3,188,815
Loans held for sale	6,306	11,539	1,679	8,012	1,885
Portfolio loans	7,738,772	7,869,798	7,736,010	7,804,629	7,759,472
Interest-earning assets	11,048,350	10,942,745	11,235,326	10,999,424	11,181,010
Total assets	12,085,993	12,007,702	12,308,491	12,051,871	12,246,218

Noninterest-bearing deposits	2,724,344	2,706,858	2,827,696	2,738,892	3,018,563
Interest-bearing deposits	7,325,662	7,296,921	7,545,234	7,301,124	7,052,370
Total deposits	10,050,006	10,003,779	10,372,930	10,040,016	10,070,933

Federal funds purchased and securities sold under agreements to repurchase	135,728	132,688	182,735	147,786	200,894
Interest-bearing liabilities	7,763,729	7,731,459	8,054,663	7,763,084	7,825,459
Total liabilities	10,689,054	10,643,325	11,106,074	10,709,447	11,048,707
Stockholders' equity - common	1,396,939	1,364,377	1,202,417	1,342,424	1,197,511
Tangible common equity[2]	1,029,539	994,657	846,948	975,823	838,164

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2,3]	1.28%	1.38%	1.06%	1.39%	1.29%
Return on average assets[3]	0.93%	1.06%	0.83%	0.94%	1.00%
Return on average common equity[3]	8.00%	9.33%	8.50%	8.47%	10.23%
Return on average tangible common equity[2,3]	10.86%	12.80%	12.06%	11.65%	14.62%
Net interest margin[2,4]	2.95%	3.02%	2.75%	2.95%	2.89%
Efficiency ratio[2]	64.45%	62.15%	66.89%	61.76%	61.65%
Adjusted noninterest income to operating revenue[2]	30.27%	29.77%	28.31%	29.97%	27.79%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$41,958	$44,104	$40,223	$167,317	$172,290
Adjusted net income[2]	30,725	33,533	29,123	119,805	126,012
Adjusted diluted earnings per share[2]	0.53	0.58	0.52	2.08	2.24
Adjusted pre-provision net revenue to average assets[2,3]	1.38%	1.46%	1.30%	1.39%	1.41%
Adjusted return on average assets[2,3]	1.01%	1.11%	0.94%	0.99%	1.03%
Adjusted return on average tangible common equity[2,3]	11.87%	13.41%	13.64%	12.28%	15.03%
Adjusted net interest margin[2,4]	2.92%	2.97%	2.74%	2.92%	2.87%
Adjusted efficiency ratio[2]	61.40%	60.50%	62.98%	61.03%	60.68%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.For quarterly periods, measures are annualized.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.
First Busey Corporation (BUSE) | 2024 Q4 — 6

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$697,659	$553,709	$719,581
Debt securities available for sale	1,810,221	1,818,117	2,087,571
Debt securities held to maturity	826,630	838,883	872,628
Equity securities	15,862	10,315	9,812
Loans held for sale	3,657	11,523	2,379

Commercial loans	5,552,288	5,631,281	5,635,048
Retail real estate and retail other loans	2,144,799	2,177,816	2,015,986
Portfolio loans	7,697,087	7,809,097	7,651,034

Allowance for credit losses	(83,404)	(84,981)	(91,740)
Restricted bank stock	49,930	6,000	6,000
Premises and equipment, net	118,820	120,279	122,594
Right of use assets	10,608	11,100	11,027
Goodwill and other intangible assets, net	365,975	368,249	353,864
Other assets	533,677	524,548	538,665
Total assets	$12,046,722	$11,986,839	$12,283,415

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing deposits	$2,719,907	$2,683,543	$2,834,655
Interest-bearing checking, savings, and money market deposits	5,771,948	5,739,773	5,637,227
Time deposits	1,490,635	1,519,925	1,819,274
Total deposits	9,982,490	9,943,241	10,291,156

Securities sold under agreements to repurchase	155,610	128,429	187,396
Short-term borrowings	—	—	12,000
Long-term debt	227,723	227,482	240,882
Junior subordinated debt owed to unconsolidated trusts	74,815	74,754	71,993
Lease liabilities	11,040	11,470	11,308
Other liabilities	211,775	198,579	196,699
Total liabilities	10,663,453	10,583,955	11,011,434

Stockholders' equity
Retained earnings	294,054	279,868	237,197
Accumulated other comprehensive income (loss)	(207,039)	(170,913)	(218,803)
Other stockholders' equity[1]	1,296,254	1,293,929	1,253,587
Total stockholders' equity	1,383,269	1,402,884	1,271,981
Total liabilities & stockholders' equity	$12,046,722	$11,986,839	$12,283,415

SHARE AND PER SHARE AMOUNTS
Book value per common share	$24.31	$24.67	$23.02
Tangible book value per common share[2]	$17.88	$18.19	$16.62
Ending number of common shares outstanding	56,895,981	56,872,241	55,244,119
___________________________________________
1.Net balance of common stock ($0.001 par value), additional paid-in capital, and treasury stock.
2.See “Non-GAAP Financial Information” for reconciliation.
First Busey Corporation (BUSE) | 2024 Q4 — 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
INTEREST INCOME
Interest and fees on loans	$106,120	$111,336	$101,425	$426,422	$385,848
Interest and dividends on investment securities	16,788	18,072	20,634	73,970	82,994
Dividend income on bank stock	557	106	212	848	1,170
Other interest income	7,851	5,092	6,641	22,441	10,531
Total interest income	$131,316	$134,606	$128,912	$523,681	$480,543

INTEREST EXPENSE
Deposits	$44,152	$46,634	$45,409	$178,463	$123,985
Federal funds purchased and securities sold under agreements to repurchase	915	981	1,431	4,308	5,203
Short-term borrowings	25	26	248	701	12,775
Long-term debt	3,183	3,181	3,475	12,950	14,106
Junior subordinated debt owed to unconsolidated trusts	1,463	1,137	1,004	4,648	3,853
Total interest expense	$49,738	$51,959	$51,567	$201,070	$159,922

Net interest income	$81,578	$82,647	$77,345	$322,611	$320,621
Provision for credit losses	1,273	2	455	8,590	2,399
Net interest income after provision for credit losses	$80,305	$82,645	$76,890	$314,021	$318,222

NONINTEREST INCOME
Wealth management fees	$16,786	$15,378	$13,715	$63,630	$57,309
Fees for customer services	7,911	8,168	7,484	30,933	29,044
Payment technology solutions	5,094	5,265	5,420	21,983	21,192
Mortgage revenue	496	355	218	2,075	1,089
Income on bank owned life insurance	1,080	1,189	1,019	5,130	4,701
Realized net gains (losses) on the sale of mortgage servicing rights	—	(18)	—	7,724	—
Net securities gains (losses)	(196)	822	761	(6,102)	(2,199)
Other noninterest income	4,050	4,686	2,687	14,309	10,078
Total noninterest income	$35,221	$35,845	$31,304	$139,682	$121,214

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$45,458	$44,593	$42,730	$175,619	$162,597
Data processing expense	6,564	6,910	6,236	27,124	23,708
Net occupancy expense of premises	4,794	4,633	4,318	18,737	18,214
Furniture and equipment expense	1,650	1,647	1,694	6,805	6,759
Professional fees	4,938	3,118	2,574	12,804	7,147
Amortization of intangible assets	2,471	2,548	2,479	10,057	10,432
Interchange expense	1,305	1,352	1,355	6,001	6,864
FDIC insurance	1,330	1,413	1,167	5,603	5,650
Other noninterest expense	9,657	9,712	12,426	37,649	44,161
Total noninterest expense	$78,167	$75,926	$74,979	$300,399	$285,532

Income before income taxes	$37,359	$42,564	$33,215	$153,304	$153,904
Income taxes	9,254	10,560	7,466	39,613	31,339
Net income	$28,105	$32,004	$25,749	$113,691	$122,565

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.49	$0.56	$0.46	$2.01	$2.21
Diluted earnings per common share	$0.49	$0.55	$0.46	$1.98	$2.18
Weighted average number of common shares outstanding, basic	57,061,542	57,033,359	55,403,662	56,610,032	55,432,322
Weighted average number of common shares outstanding, diluted	57,934,812	57,967,848	56,333,033	57,543,001	56,256,148
First Busey Corporation (BUSE) | 2024 Q4 — 8

BALANCE SHEET STRENGTH
Our balance sheet remains a source of strength. Total assets were $12.05 billion as of December 31, 2024, compared to $11.99 billion as of September 30, 2024, and $12.28 billion as of December 31, 2023.
We remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters, and this approach has impacted loan growth as predicted. Portfolio loans totaled $7.70 billion at December 31, 2024, compared to $7.81 billion at September 30, 2024, and $7.65 billion at December 31, 2023.
Average portfolio loans were $7.74 billion for both the fourth quarter of 2024 and the fourth quarter of 2023, compared to $7.87 billion for the third quarter of 2024. Average interest-earning assets were $11.05 billion for the fourth quarter of 2024, compared to $10.94 billion for the third quarter of 2024, and $11.24 billion for the fourth quarter of 2023.
Total deposits were $9.98 billion at December 31, 2024, compared to $9.94 billion at September 30, 2024, and $10.29 billion at December 31, 2023. Average deposits were $10.05 billion for the fourth quarter of 2024, compared to $10.00 billion for the third quarter of 2024 and $10.37 billion for the fourth quarter of 2023. Deposit fluctuations over the last several quarters were driven by a number of elements, including (1) seasonal factors, including ordinary course public fund flows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, and (4) deposits moving within the Busey ecosystem between deposit accounts and our wealth management group. Core deposits1 accounted for 96.5% of total deposits as of December 31, 2024. Cost of deposits was 1.75% in the fourth quarter of 2024, which represents a decrease of 10 basis points from the third quarter of 2024. Excluding time deposits, Busey’s cost of deposits was 1.38% in the fourth quarter of 2024, a decrease of 12 basis points from the third quarter of 2024. Busey Bank continues to offer savings account specials to customers with larger account balances, with the intention of migrating maturing CDs to these managed rate products. Spot rates on total deposit costs, including noninterest bearing deposits, decreased by 13 basis points from 1.80% at September 30, 2024, to 1.67% at December 31, 2024. Spot rates on interest bearing deposits decreased by 17 basis points from 2.46% at September 30, 2024, to 2.29% at December 31, 2024.
There were no short term borrowings as of December 31 or September 30, 2024, compared to $12.0 million at December 31, 2023. We had no borrowings from the Federal Home Loan Bank (“FHLB”) at the end of the fourth quarter of 2024, the third quarter of 2024, or the fourth quarter of 2023. We have sufficient on- and off-balance sheet liquidity5 to manage deposit fluctuations and the liquidity needs of our customers. As of December 31, 2024, our available sources of on- and off-balance sheet liquidity totaled $6.19 billion. We have executed various deposit campaigns to attract term funding and savings accounts at a lower rate than our marginal cost of funds. New certificate of deposit production in the fourth quarter of 2024 had a weighted average term of 7.6 months at a rate of 3.58%, 128 basis points below our average marginal wholesale equivalent-term funding cost during the quarter. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were approximately $132.5 million in the fourth quarter of 2024. Cash flows from our securities portfolio are expected to be approximately $353.8 million for 2025, with a current book yield of 1.87%, and approximately $288.3 million for 2026, with a current book yield of 2.03%.
First Busey Corporation (BUSE) | 2024 Q4 — 9

ASSET QUALITY
Credit quality continues to be strong. Loans 30-89 days past due totaled $8.1 million as of December 31, 2024, compared to $10.1 million as of September 30, 2024, and $5.8 million as of December 31, 2023. Non-performing loans were $23.2 million as of December 31, 2024, compared to $8.2 million as of September 30, 2024, and $7.8 million as of December 31, 2023. The increase relates to one Commercial Real Estate loan that was classified in the fourth quarter of 2023 and was moved to non-accrual during the fourth quarter of 2024. This loan carries a remaining balance of $15.0 million following a $3.0 million charge-off in the fourth quarter of 2024. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.30% as of December 31, 2024, compared to 0.11% as of September 30, 2024, and 0.10% as of December 31, 2023. Non-performing assets were 0.19% of total assets for the fourth quarter of 2024, compared to 0.07% for the third quarter of 2024 and 0.06% for the fourth quarter of 2023. Our total classified assets were $85.3 million at December 31, 2024, compared to $89.0 million at September 30, 2024, and $72.3 million at December 31, 2023. Our ratio of classified assets to estimated bank Tier 1 capital4 and reserves remains low by historical standards, at 5.6% as of December 31, 2024, compared to 5.9% as of September 30, 2024, and 5.0% as of December 31, 2023.
Net charge-offs were $2.9 million for the fourth quarter of 2024, compared to $0.2 million for the third quarter of 2024, and $0.4 million for the fourth quarter of 2023. The fourth quarter charge-off relates to the Commercial Real Estate loan mentioned above. The allowance as a percentage of portfolio loans was 1.08% as of December 31, 2024, compared to 1.09% as of September 30, 2024, and 1.20% as of December 31, 2023. The ratio was impacted in 2024 by the acquisition of M&M’s Life Equity Loan® portfolio, as Busey did not record an allowance for credit loss for these loans due to no expected credit loss at default, as permitted under the practical expedient provided within the Accounting Standards Codification 326-20-35-6. The allowance coverage for non-performing loans was 3.59 times as of December 31, 2024, compared to 10.34 times as of September 30, 2024, and 11.74 times as of December 31, 2023.
Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.
First Busey Corporation (BUSE) | 2024 Q4 — 10

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
Total assets	$12,046,722	$11,986,839	$12,283,415
Portfolio loans	7,697,087	7,809,097	7,651,034
Loans 30 – 89 days past due	8,124	10,141	5,779
Non-performing loans:
Non-accrual loans	22,088	8,192	7,441
Loans 90+ days past due and still accruing	1,149	25	375
Non-performing loans	$23,237	$8,217	$7,816
Non-performing loans, segregated by geography:
Illinois / Indiana	$19,558	$3,981	$3,715
Missouri	3,016	3,530	3,836
Florida	663	706	265
Other non-performing assets	63	64	125
Non-performing assets	$23,300	$8,281	$7,941

Allowance for credit losses	$83,404	$84,981	$91,740

RATIOS
Non-performing loans to portfolio loans	0.30%	0.11%	0.10%
Non-performing assets to total assets	0.19%	0.07%	0.06%
Non-performing assets to portfolio loans and other non-performing assets	0.30%	0.11%	0.10%
Allowance for credit losses to portfolio loans	1.08%	1.09%	1.20%
Coverage ratio of the allowance for credit losses to non-performing loans	3.59 x	10.34 x	11.74 x

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Years Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net charge-offs (recoveries)	$2,850	$247	$425	$18,169	$2,267
Provision expense (release)	1,273	2	455	8,590	2,399
NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin1 was 2.95% for the fourth quarter of 2024, compared to 3.02% for the third quarter of 2024 and 2.75% for the fourth quarter of 2023. Excluding purchase accounting accretion, adjusted net interest margin1 was 2.92% for the fourth quarter of 2024, compared to 2.97% in the third quarter of 2024 and 2.74% in the fourth quarter of 2023. Net interest income was $81.6 million in the fourth quarter of 2024, compared to $82.6 million in the third quarter of 2024 and $77.3 million in the fourth quarter of 2023.
First Busey Corporation (BUSE) | 2024 Q4 — 11

After raising federal funds rates by a total of 525 basis points between March 2022 and July 2023, the Federal Open Market Committee (“FOMC”) lowered rates by 100 basis points beginning in September 2024. In anticipation of the FOMC pivot to an easing cycle, we limited our exposure to term funding structures and intentionally priced savings specials to encourage maturing CD balances to migrate to managed rate non-maturity products. Beginning in September we began lowering rates on special priced deposit accounts and other managed rate products to benefit from the FOMC rate cuts. In addition, approximately 7% of our deposit portfolio is indexed and immediately repriced with the rate cuts by the FOMC. CD balances comprise only 15% of the total deposit funding base. If rates move lower in 2025, we have the ability to reprice CD balances due to the short duration term structure of the portfolio. Approximately 58% of Busey’s non-maturity deposits are at rack rates with a weighted average rate of 0.01%. We continue to offer CD specials with shorter term structures as well as offering attractive premium savings rates to encourage rotation of maturing CD deposits into nimble pricing products. Components of the 7 basis point decrease in net interest margin1 during the fourth quarter of 2024 include:
•Reduced non-maturity deposit funding costs contributed +9 basis points
•Increased cash and securities portfolio yield contributed +6 basis points
•Reduced time deposit funding costs contributed +1 basis point
•Decreased loan portfolio and held for sale loan yields contributed -20 basis points
•Decreased purchase accounting contributed -2 basis points
•Increased borrowing expense -1 basis point
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a +100 basis point parallel rate shock is expected to increase net interest income by 2.0% over the subsequent twelve-month period. Busey continues to evaluate and execute off-balance sheet hedging and balance sheet restructuring strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Time deposit and savings specials have provided funding flows, and we had excess earning cash during the fourth quarter of 2024. Our cumulative interest-bearing non-maturity tightening cycle deposit beta peaked at 41% during the third quarter of 2024. Our total deposit beta for the completed tightening cycle was 34%. Since the onset of the current easing cycle, we have reduced our interest-bearing non-maturity deposit cost of funds by 18 basis points, which represents a 26% easing cycle beta. Deposit betas were calculated based on an average federal funds rate of 4.82% during the fourth quarter of 2024. The average federal funds rate has decreased by 68 basis points since the end of the tightening cycle that concluded in the third quarter of 2024.
NONINTEREST INCOME
Noninterest income was $35.2 million for the fourth quarter of 2024, as compared to $35.8 million for the third quarter of 2024 and $31.3 million for the fourth quarter of 2023. Excluding the impact of net securities gains and losses and immaterial follow-on adjustments from the previously announced mortgage servicing rights sale, adjusted noninterest income1 was $35.4 million, or 30.3% of operating revenue1, during the fourth quarter of 2024, $35.0 million, or 29.8% of operating revenue, for the third quarter of 2024, and $30.5 million, or 28.3% of operating revenue, for the fourth quarter of 2023.
Consolidated wealth management fees were $16.8 million for the fourth quarter of 2024, compared to $15.4 million for the third quarter of 2024 and $13.7 million for the fourth quarter of 2023. On a segment basis, Wealth Management generated $17.0 million in revenue during the fourth quarter of 2024, a 22.7% increase over revenue of $13.8 million for the fourth quarter of 2023. Fourth quarter of 2024 results marked a new record high reported quarterly revenue for the Wealth Management operating segment. The Wealth Management operating segment generated net income of $5.9 million in the fourth quarter of 2024, compared to $5.6 million in the third quarter of 2024 and $4.2 million in the fourth quarter of 2023. Busey’s Wealth Management division ended the fourth quarter of 2024 with $13.83 billion in assets under care, compared to $13.69 billion at the end of the third quarter of 2024 and $12.14 billion at the end of the fourth quarter of 2023. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark6 over the last three and five years.
First Busey Corporation (BUSE) | 2024 Q4 — 12

Payment technology solutions revenue was $5.1 million for the fourth quarter of 2024, compared to $5.3 million for the third quarter of 2024 and $5.4 million for the fourth quarter of 2023. Excluding intracompany eliminations, the FirsTech operating segment generated revenue of $5.4 million during the fourth quarter of 2024, compared to $5.6 million in the third quarter of 2024 and $5.8 million in the fourth quarter of 2023.
Wealth management fees, wealth management referral income included in other noninterest income, and payment technology solutions represented 62.3% of adjusted noninterest income1 for the fourth quarter of 2024.
Fees for customer services were $7.9 million for the fourth quarter of 2024, compared to $8.2 million in the third quarter of 2024 and $7.5 million in the fourth quarter of 2023.
Other noninterest income was $4.1 million in the fourth quarter of 2024, compared to $4.7 million in the third quarter of 2024 and $2.7 million in the fourth quarter of 2023. The third quarter of 2024 benefited from $0.8 million in revenue associated with certain wealth management activities that was reported as other noninterest income; in comparison, other noninterest income from wealth management activities was $0.2 million for the fourth quarter of 2024 and $0.1 million for the fourth quarter of 2023. Compared to the prior quarter, we also saw decreases in venture capital income and swap origination fee income, which were mostly offset by increases in commercial loan sales gains. When compared with the fourth quarter of 2023, increases in other noninterest income were primarily attributable to increases in commercial loan sales gains and venture capital income, as well as the addition of Life Equity Loan® servicing income beginning in the second quarter of 2024.
OPERATING EFFICIENCY
Noninterest expense was $78.2 million in the fourth quarter of 2024, compared to $75.9 million in the third quarter of 2024 and $75.0 million for the fourth quarter of 2023. The efficiency ratio1 was 64.5% for the fourth quarter of 2024, compared to 62.1% for the third quarter of 2024, and 66.9% for the fourth quarter of 2023. Adjusted core expense1 was $72.6 million in the fourth quarter of 2024, compared to $71.0 million in the third quarter of 2024 and $65.2 million in the fourth quarter of 2023. The adjusted core efficiency ratio1 was 61.8% for the fourth quarter of 2024, compared to 60.2% for the third quarter of 2024, and 60.1% for the fourth quarter of 2023. We expect to continue to prudently manage our expenses and to realize the full extent of M&M acquisition synergies in 2025.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $45.5 million in the fourth quarter of 2024, compared to $44.6 million in the third quarter of 2024 and $42.7 million in the fourth quarter of 2023. Busey recorded $0.2 million of non-operating salaries, wages, and employee benefit expenses in the fourth quarter of 2024, compared to $0.1 million in the third quarter of 2024 and $3.8 million in the fourth quarter of 2023. Our associate-base consisted of 1,509 full-time equivalents as of December 31, 2024, compared to 1,510 as of September 30, 2024, and 1,479 as of December 31, 2023. The increase in our associate-base in 2024 was largely due to the M&M acquisition.
•Data processing expense was $6.6 million in the fourth quarter of 2024, compared to $6.9 million in the third quarter of 2024 and $6.2 million in the fourth quarter of 2023. Busey has continued to make investments in technology enhancements and has also experienced inflation-driven price increases.
•Professional fees were $4.9 million in the fourth quarter of 2024, compared to $3.1 million in the third quarter of 2024 and $2.6 million in the fourth quarter of 2023. Busey recorded $3.0 million of non-operating professional fees in the fourth quarter of 2024, as compared to $1.4 million in the third quarter of 2024 and $0.4 million in the fourth quarter of 2023. Fourth quarter of 2024 non-operating professional fees consisted of $1.9 million related to merger activities and $1.1 million in restructuring activities related to corporate strategy advisement.
First Busey Corporation (BUSE) | 2024 Q4 — 13

•Other noninterest expense was $9.7 million for both the third and fourth quarters of 2024, compared to $12.4 million in the fourth quarter of 2023. Busey recorded $0.3 million of non-operating costs in other noninterest expense in the fourth quarter of 2024, compared to $0.4 million in the third quarter of 2024 and $0.1 million in the fourth quarter of 2023. In connection with Busey’s adoption of ASU 2023-02 on January 1, 2024, Busey began recording amortization of New Markets Tax Credits as income tax expense instead of other operating expense, which resulted in a decrease to other operating expenses of $2.3 million compared to the fourth quarter of 2023. Other items contributing to the fluctuations in other noninterest expense included the provision for unfunded commitments, mortgage servicing rights valuation expenses, fixed asset impairment, marketing, business development, and expenses related to recruiting and onboarding.
Busey's effective tax rate for the fourth quarter of 2024 was 24.8%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to the impact of tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits. Busey’s effective tax rate for the full year 2024 was 25.8%. In the second quarter of 2024, Busey recorded a one-time deferred tax valuation adjustment of $1.4 million resulting from a change to our Illinois apportionment rate due to recently enacted regulations. These newly enacted regulations are expected to lower our tax obligation in future periods. Excluding the impact of the one-time deferred tax valuation adjustment, our effective tax rate for the full year 2024 would have been 24.9%.
Effective tax rates were higher in 2024, compared to 2023, due to the adoption of ASU 2023-02 in January 2024. Upon adoption of ASU 2023-02 Busey elected to use the proportional amortization method of accounting for equity investments made primarily for the purpose of receiving income tax credits. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of income tax expense as opposed to being presented on a gross basis on the income statement as a component of noninterest expense and income tax expense.
CAPITAL STRENGTH
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. On January 31, 2025, Busey will pay a cash dividend of $0.25 per common share to stockholders of record as of January 24, 2025, which represents a 4.2% increase from the previous quarterly dividend of $0.24 per share. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
As of December 31, 2024, Busey continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. Busey’s Common Equity Tier 1 ratio is estimated4 to be 14.10% at December 31, 2024, compared to 13.78% at September 30, 2024, and 13.09% at December 31, 2023. Our Total Capital to Risk Weighted Assets ratio is estimated4 to be 18.53% at December 31, 2024, compared to 18.19% at September 30, 2024, and 17.44% at December 31, 2023.
Busey’s tangible common equity1 was $1.02 billion at December 31, 2024, compared to $1.04 billion at September 30, 2024, and $925.0 million at December 31, 2023. Tangible common equity1 represented 8.76% of tangible assets at December 31, 2024, compared to 8.96% at September 30, 2024, and 7.75% at December 31, 2023. Busey’s tangible book value per common share1 was $17.88 at December 31, 2024, compared to $18.19 at September 30, 2024, and $16.62 at December 31, 2023, reflecting a 7.6% year-over-year increase. The ratios of tangible common equity to tangible assets1 and tangible book value per common share have been impacted by the fair value adjustment of Busey’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) component of stockholder’s equity.
First Busey Corporation (BUSE) | 2024 Q4 — 14

FOURTH QUARTER EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to the Q4 2024 Earnings Investor Presentation furnished via Form 8-K on January 28, 2025, in connection with this earnings release.
CORPORATE PROFILE
As of December 31, 2024, First Busey Corporation (Nasdaq: BUSE) was an $12.05 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.01 billion as of December 31, 2024, and is headquartered in Champaign, Illinois. Busey Bank currently has 62 banking centers, with 21 in Central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, three in Southwest Florida, and one in Indianapolis. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $13.83 billion as of December 31, 2024. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
For the first time, Busey was named among the World’s Best Banks for 2024 by Forbes, earning a spot on the list among 68 U.S. banks and 403 banks worldwide. Additionally, Busey Bank was honored to be named among America’s Best Banks by Forbes magazine for the third consecutive year. Ranked 40th overall in 2024, Busey was the second-ranked bank headquartered in Illinois of the six banks that made this year’s list and the highest-ranked bank of those with more than $10 billion in assets. Busey is humbled to be named among the 2024 Best Banks to Work For by American Banker, the 2024 Best Places to Work in Money Management by Pensions and Investments, the 2024 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2024 Best Places to Work in Indiana by the Indiana Chamber of Commerce, and the 2024 Best Companies to Work For in Florida by Florida Trend magazine. We are honored to be consistently recognized globally, nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
First Busey Corporation (BUSE) | 2024 Q4 — 15

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring noninterest items and provide additional perspective on Busey’s performance over time.
Below is a reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, adjusted return on average tangible common equity; net income and net security gains and losses in the case of further adjusted net income and further adjusted diluted earnings per share; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest income, adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; net interest income, total noninterest income, net securities gains and losses, and net gains and losses on the sale of mortgage servicing rights in the case of operating revenue and adjusted noninterest income to operating revenue; total assets and goodwill and other intangible assets in the case of tangible assets; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; and total deposits in the case of core deposits and core deposits to total deposits.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted with the tables below.
First Busey Corporation (BUSE) | 2024 Q4 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Pre-Provision Net Revenue and Related Measures

		Three Months Ended			Years Ended
(dollars in thousands)		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net interest income (GAAP)		$81,578	$82,647	$77,345	$322,611	$320,621
Total noninterest income (GAAP)		35,221	35,845	31,304	139,682	121,214
Net security (gains) losses (GAAP)		196	(822)	(761)	6,102	2,199
Total noninterest expense (GAAP)		(78,167)	(75,926)	(74,979)	(300,399)	(285,532)
Pre-provision net revenue (Non-GAAP)	[a]	38,828	41,744	32,909	167,996	158,502
Acquisition and restructuring expenses		3,585	1,935	4,237	8,140	4,328
Provision for unfunded commitments		(455)	407	818	(1,095)	461
Amortization of New Markets Tax Credits		—	—	2,259	—	8,999
Realized (gain) loss on the sale of mortgage service rights		—	18	—	(7,724)	—
Adjusted pre-provision net revenue (Non-GAAP)	[b]	$41,958	$44,104	$40,223	$167,317	$172,290

Average total assets (GAAP)	[c]	12,085,993	12,007,702	12,308,491	12,051,871	12,246,218

Pre-provision net revenue to average total assets (Non-GAAP)[1]	[a÷c]	1.28%	1.38%	1.06%	1.39%	1.29%
Adjusted pre-provision net revenue to average total assets (Non-GAAP)[1]	[b÷c]	1.38%	1.46%	1.30%	1.39%	1.41%
___________________________________________
1.For quarterly periods, measures are annualized.
First Busey Corporation (BUSE) | 2024 Q4 — 17

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Income, Average Tangible Common Equity, and Related Ratios

		Three Months Ended			Years Ended
(dollars in thousands, except per share amounts)		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (GAAP)	[a]	$28,105	$32,004	$25,749	$113,691	$122,565
Acquisition expenses:
Salaries, wages, and employee benefits		247	73	—	1,457	—
Data processing		14	90	—	548	—
Professional fees, occupancy, furniture and fixtures, and other		2,208	1,772	266	4,896	357
Restructuring expenses:
Salaries, wages, and employee benefits		—	—	3,760	123	3,760
Professional fees, occupancy, furniture and fixtures, and other		1,116	—	211	1,116	211
Acquisition and restructuring expenses		3,585	1,935	4,237	8,140	4,328
Related tax benefit[1]		(965)	(406)	(863)	(2,026)	(881)
Adjusted net income (Non-GAAP)	[b]	$30,725	$33,533	$29,123	$119,805	$126,012

Weighted average number of common shares outstanding, diluted (GAAP)	[c]	57,934,812	57,967,848	56,333,033	57,543,001	56,256,148
Diluted earnings per common share (GAAP)	[a÷c]	$0.49	$0.55	$0.46	$1.98	$2.18
Adjusted diluted earnings per common share (Non-GAAP)	[b÷c]	$0.53	$0.58	$0.52	$2.08	$2.24

Average total assets (GAAP)	[d]	12,085,993	12,007,702	12,308,491	12,051,871	12,246,218
Return on average assets (GAAP)[2]	[a÷d]	0.93%	1.06%	0.83%	0.94%	1.00%
Adjusted return on average assets (Non-GAAP)[2]	[b÷d]	1.01%	1.11%	0.94%	0.99%	1.03%

Average common equity (GAAP)		$1,396,939	$1,364,377	$1,202,417	$1,342,424	$1,197,511
Average goodwill and other intangible assets, net		(367,400)	(369,720)	(355,469)	(366,601)	(359,347)
Average tangible common equity (Non-GAAP)	[e]	$1,029,539	$994,657	$846,948	$975,823	$838,164

Return on average tangible common equity (Non-GAAP)[2]	[a÷e]	10.86%	12.80%	12.06%	11.65%	14.62%
Adjusted return on average tangible common equity (Non-GAAP)[2]	[b÷e]	11.87%	13.41%	13.64%	12.28%	15.03%
___________________________________________
1.Year-to-date tax benefits were calculated by multiplying year-to-date acquisition and restructuring expenses by tax rates of 24.9% and 20.4% for the years ended December 31, 2024 and 2023, respectively. Quarterly tax benefits were calculated as the year-to-date tax benefit amounts less the sum of amounts applied to previous quarters during the year, equating to tax rates of 26.9%, 21.0%, and 20.4% for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively.
2.For quarterly periods, measures are annualized.
First Busey Corporation (BUSE) | 2024 Q4 — 18

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Further Adjusted Net Income and Related Measures

		Three Months Ended			Years Ended
(dollars in thousands, except per share amounts)		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Adjusted net income (Non-GAAP)[1]		$30,725	$33,533	$29,123	$119,805	$126,012
Further non-GAAP adjustments:
Net securities (gains) losses		196	(822)	(761)	6,102	2,199
Realized net (gains) losses on the sale of mortgage servicing rights		—	18	—	(7,724)	—
Tax effect for further non-GAAP adjustments[2]		(49)	199	171	419	(448)
Tax effected further non-GAAP adjustments[3]		147	(605)	(590)	(1,203)	1,751
Further adjusted net income (Non-GAAP)[3]	[a]	$30,872	$32,928	$28,533	$118,602	$127,763
One-time deferred tax valuation adjustment[4]		—	—	—	1,446	—
Further adjusted net income, excluding one-time deferred tax valuation adjustment (Non-GAAP)[3]	[b]	$30,872	$32,928	$28,533	$120,048	$127,763

Weighted average number of common shares outstanding, diluted	[c]	57,934,812	57,967,848	56,333,033	57,543,001	56,256,148

Further adjusted diluted earnings per common share (Non-GAAP)[3]	[a÷c]	$0.53	$0.57	$0.51	$2.06	$2.27
Further adjusted diluted earnings per common share, excluding one-time deferred tax valuation adjustment (Non-GAAP)[3]	[b÷c]	$0.53	$0.57	$0.51	$2.09	$2.27
___________________________________________
1.Adjusted net income is a non-GAAP measure. See the table on page 18 for a reconciliation to the nearest GAAP measure.
2.Tax effects for further non-GAAP adjustments were calculated by multiplying further non-GAAP adjustments by the effective income tax rate for each period. Effective income tax rates that were used to calculate the tax effect were 24.8%, 24.8%, and 22.5% for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively, and were 25.8% and 20.4% for the years ended December 31, 2024 and 2023, respectively.
3.Tax-effected measure.
4.An estimated one-time deferred tax valuation adjustment of $1.4 million resulted from a change to our Illinois apportionment rate due to recently enacted regulations.

Tax-Equivalent Net Interest Income, Adjusted Net Interest Income, Net Interest Margin, and Adjusted Net Interest Margin

		Three Months Ended			Years Ended
(dollars in thousands)		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net interest income (GAAP)		$81,578	$82,647	$77,345	$322,611	$320,621
Tax-equivalent adjustment[1]		446	396	501	1,693	2,173
Tax-equivalent net interest income (Non-GAAP)	[a]	82,024	83,043	77,846	324,304	322,794
Purchase accounting accretion related to business combinations		(812)	(1,338)	(384)	(3,166)	(1,477)
Adjusted net interest income (Non-GAAP)	[b]	$81,212	$81,705	$77,462	$321,138	$321,317

Average interest-earning assets (GAAP)	[c]	11,048,350	10,942,745	11,235,326	10,999,424	11,181,010

Net interest margin (Non-GAAP)[2]	[a÷c]	2.95%	3.02%	2.75%	2.95%	2.89%
Adjusted net interest margin (Non-GAAP)[2]	[b÷c]	2.92%	2.97%	2.74%	2.92%	2.87%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.For quarterly periods, measures are annualized.
First Busey Corporation (BUSE) | 2024 Q4 — 19

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Noninterest Income, Revenue Measures, Adjusted Noninterest Expense, Adjusted Core Expense, and Efficiency Ratios

		Three Months Ended			Years Ended
(dollars in thousands)		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net interest income (GAAP)	[a]	$81,578	$82,647	$77,345	$322,611	$320,621
Tax-equivalent adjustment[1]		446	396	501	1,693	2,173
Tax-equivalent net interest income (Non-GAAP)	[b]	82,024	83,043	77,846	324,304	322,794

Total noninterest income (GAAP)		35,221	35,845	31,304	139,682	121,214
Net security (gains) losses (GAAP)		196	(822)	(761)	6,102	2,199
Noninterest income excluding net securities gains and losses (Non-GAAP)	[c]	35,417	35,023	30,543	145,784	123,413
Realized net (gains) losses on the sale of mortgage servicing rights (GAAP)		—	18	—	(7,724)	—
Adjusted noninterest income (Non-GAAP)	[d]	$35,417	$35,041	$30,543	$138,060	$123,413

Tax-equivalent revenue (Non-GAAP)	[e = b+c]	$117,441	$118,066	$108,389	$470,088	$446,207
Adjusted tax-equivalent revenue (Non-GAAP)	[f = b+d]	117,441	118,084	108,389	462,364	446,207
Operating revenue (Non-GAAP)	[g = a+d]	116,995	117,688	107,888	460,671	444,034

Adjusted noninterest income to operating revenue (Non-GAAP)	[d÷g]	30.27%	29.77%	28.31%	29.97%	27.79%

Total noninterest expense (GAAP)		$78,167	$75,926	$74,979	$300,399	$285,532
Amortization of intangible assets (GAAP)	[h]	(2,471)	(2,548)	(2,479)	(10,057)	(10,432)
Noninterest expense excluding amortization of intangible assets (Non-GAAP)	[i]	75,696	73,378	72,500	290,342	275,100
Non-operating adjustments:
Salaries, wages, and employee benefits		(247)	(73)	(3,760)	(1,580)	(3,760)
Data processing		(14)	(90)	—	(548)	—
Professional fees, occupancy, furniture and fixtures, and other		(3,324)	(1,772)	(477)	(6,012)	(568)
Adjusted noninterest expense (Non-GAAP)	[j]	72,111	71,443	68,263	282,202	270,772
Provision for unfunded commitments		455	(407)	(818)	1,095	(461)
Amortization of New Markets Tax Credits		—	—	(2,259)	—	(8,999)
Adjusted core expense (Non-GAAP)	[k]	$72,566	$71,036	$65,186	$283,297	$261,312

Noninterest expense, excluding non-operating adjustments (Non-GAAP)	[j-h]	$74,582	$73,991	$70,742	$292,259	$281,204

Efficiency ratio (Non-GAAP)	[i÷e]	64.45%	62.15%	66.89%	61.76%	61.65%
Adjusted efficiency ratio (Non-GAAP)	[j÷f]	61.40%	60.50%	62.98%	61.03%	60.68%
Adjusted core efficiency ratio (Non-GAAP)	[k÷f]	61.79%	60.16%	60.14%	61.27%	58.56%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
First Busey Corporation (BUSE) | 2024 Q4 — 20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tangible Book Value and Tangible Book Value Per Common Share

		As of
(dollars in thousands, except per share amounts)		December 31, 2024	September 30, 2024	December 31, 2023
Total stockholders' equity (GAAP)		$1,383,269	$1,402,884	$1,271,981
Goodwill and other intangible assets, net (GAAP)		(365,975)	(368,249)	(353,864)
Tangible book value (Non-GAAP)	[a]	$1,017,294	$1,034,635	$918,117

Ending number of common shares outstanding (GAAP)	[b]	56,895,981	56,872,241	55,244,119

Tangible book value per common share (Non-GAAP)	[a÷b]	$17.88	$18.19	$16.62

Tangible Assets, Tangible Common Equity, and Tangible Common Equity to Tangible Assets

		As of
(dollars in thousands)		December 31, 2024	September 30, 2024	December 31, 2023
Total assets (GAAP)		$12,046,722	$11,986,839	$12,283,415
Goodwill and other intangible assets, net (GAAP)		(365,975)	(368,249)	(353,864)
Tax effect of other intangible assets[1]		6,379	7,178	6,888
Tangible assets (Non-GAAP)[2]	[a]	$11,687,126	$11,625,768	$11,936,439

Total stockholders' equity (GAAP)		$1,383,269	$1,402,884	$1,271,981
Goodwill and other intangible assets, net (GAAP)		(365,975)	(368,249)	(353,864)
Tax effect of other intangible assets[1]		6,379	7,178	6,888
Tangible common equity (Non-GAAP)[2]	[b]	$1,023,673	$1,041,813	$925,005

Tangible common equity to tangible assets (Non-GAAP)[2]	[b÷a]	8.76%	8.96%	7.75%
___________________________________________
1.Net of estimated deferred tax liability, calculated using an estimated tax rate of 26.73% as of December 31, 2024, and 28% as of September 30, 2024, and December 31, 2023.
2.Tax-effected measure.

Core Deposits and Related Ratios

		As of
(dollars in thousands)		December 31, 2024	September 30, 2024	December 31, 2023
Portfolio loans (GAAP)	[a]	$7,697,087	$7,809,097	$7,651,034

Total deposits (GAAP)	[b]	$9,982,490	$9,943,241	$10,291,156
Brokered deposits, excluding brokered time deposits of $250,000 or more		(13,090)	(13,089)	(6,001)
Time deposits of $250,000 or more		(334,503)	(338,808)	(386,286)
Core deposits (Non-GAAP)	[c]	$9,634,897	$9,591,344	$9,898,869

RATIOS
Core deposits to total deposits (Non-GAAP)	[c÷b]	96.52%	96.46%	96.19%
Portfolio loans to core deposits (Non-GAAP)	[a÷c]	79.89%	81.42%	77.29%
First Busey Corporation (BUSE) | 2024 Q4 — 21

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) risks related to the proposed transaction with CrossFirst, including (i) the possibility that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all; (ii) the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Busey and CrossFirst do business; (iii) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (iv) diversion of management's attention from ongoing business operations and opportunities; (v) the possibility that Busey may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all, and to successfully integrate CrossFirst's operations with those of Busey or that such integration may be more difficult, time consuming or costly than expected; (vi) revenues following the proposed transaction may be lower than expected; and (vii) stockholder litigation that could prevent or delay the closing of the proposed transaction or otherwise negatively impact our business and operations; (2) the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures and supply chain constraints); (3) effects on the U.S. economy resulting from the implementation of policies proposed by the new presidential administration, including tariffs, mass deportations, and tax regulations; (4) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the conflict in the Middle East); (5) changes in state and federal laws, regulations, and governmental policies concerning Busey's general business (including changes in response to the failures of other banks or as a result changes in policies implemented by the new presidential administration); (6) changes in accounting policies and practices; (7) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (8) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (9) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (10) the loss of key executives or associates; (11) changes in consumer spending; (12) unexpected outcomes of existing or new litigation, investigations, or inquiries involving Busey (including with respect to Busey’s Illinois franchise taxes); (13) fluctuations in the value of securities held in Busey’s securities portfolio; (14) concentrations within Busey’s loan portfolio (including commercial real estate loans), large loans to certain borrowers, and large deposits from certain clients; (15) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (16) the level of non-performing assets on Busey’s balance sheets; (17) interruptions involving information technology and communications systems or third-party servicers; (18) breaches or failures of information security controls or cybersecurity-related incidents; and (19) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2024 Q4 — 22

END NOTES

1
Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), see "Non-GAAP Financial Information.”

2	Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
3	Central Business District areas within Busey’s footprint include downtown St. Louis, downtown Indianapolis, and downtown Chicago.
4	Capital amounts and ratios for the fourth quarter of 2024 are not yet finalized and are subject to change.
5	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
6	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
First Busey Corporation (BUSE) | 2024 Q4 — 23

First Busey Corporation
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